EX-99(g)(1)
INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this __ day of __________, 2013 by and between BMO Asset Management Corp., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Adviser Act”), organized under the laws of Delaware and having its principal place of business in Chicago, Illinois (the “Adviser”), and BMO Lloyd George Frontier Markets Equity Fund, a Delaware Statutory Trust having its principal place of business in Milwaukee, Wisconsin (the “Fund”).

WHEREAS, the Fund is a “closed-end company” as that term is defined in the Investment Company Act of 1940 (the “1940 Act”) and is registered as such with the Securities and Exchange Commission (“SEC”);

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services; and

WHEREAS, the Fund wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, the Fund and the Adviser, intending to be legally bound, hereby agree as follows:

1.           The Fund hereby appoints the Adviser as investment adviser for the Fund, for the period and on the terms set forth in this Agreement. The Adviser, by execution of this Agreement, accepts such appointment and agrees to furnish the services for the compensation as herein provided.

2.           Subject to the oversight of the Board of Trustees of the Fund (the “Board” or the “Trustees”), the Adviser shall provide a continuous investment program for the Fund, including investment research and management of the investment and reinvestment of the assets of the Fund. The Adviser shall determine the securities and other investments to be purchased, retained, sold or exchanged under the Fund’s investment program, and shall implement such decisions in accordance with and subject to the Fund’s investment objectives, policies and limitations set forth in the Fund’s then current prospectus and statement of additional information, any investment policies and restrictions contained in the Fund’s Agreement and Declaration of Trust and By-Laws, as amended from time to time, the 1940 Act and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued by the SEC staff, and any other applicable federal and state laws. The Adviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board.

3.           Subject to the Board’s approval, at its own expense, the Adviser may enter into agreements with one or more investment subadvisers, including affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such agreements are entered into in accordance with and meet all applicable requirements of the 1940 Act and rules thereunder. Any such delegation shall not relieve the Adviser of any of its duties hereunder. The Adviser also shall have the authority, upon the approval of the Board and subject to applicable provisions of the 1940 Act and the regulations thereunder, to select one or more subadvisers to provide day-to-day portfolio management with respect to all or a portion of the assets of the Fund and to allocate and reallocate the assets of the Fund between and among any subadvisers so selected pursuant to a “manager of managers” structure. The Fund acknowledges that under this structure, the Adviser would have the authority to retain and terminate subadvisers, engage new subadvisers and make material revisions to the terms of the subadvisory agreements for the Fund subject to approval of the Board and such other terms and conditions of the SEC exemptive order or rule, but not shareholder approval, provided shareholders of the Fund previously approved the “manager of managers” structure.

4.           The Adviser, pursuant to its determinations, will select, monitor and place orders with or through such brokers or dealers and seek best execution of Fund securities transactions in conformity with the brokerage policies set forth in the Fund’s then effective Registration Statement. In accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and interpretive guidance issued by the SEC thereunder, the Adviser may cause the Fund to pay a broker or a dealer a commission in excess of the amount of commission another broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services received. The Adviser will promptly communicate to Fund officers and the Board such information relating to Fund transactions as they may reasonably request.

5.           The Adviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement.

The Adviser shall not be responsible for the Fund’s expenses and the Fund shall pay or cause to be paid all of the Fund’s expenses and the Fund’s allocable share of Fund expenses, including, without limitation: the expenses of organizing the Fund and continuing its existence; fees and expenses of Trustees and officers of the Fund; fees for investment advisory services and administrative personnel and services; distribution fees; fees and expenses of preparing and filing the Fund’s Registration Statements and qualifying the Fund, and shares of the Funds (“Shares”) under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses and statements of additional information (and any amendments thereto) and shareholder reports; interest expense, taxes, fees, and commissions of every kind; expenses in connection with the issue, purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; expenses in connection with the purchase or sale of the Fund’s securities and other investments; loan commitment fees; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, independent pricing vendors and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; fidelity bond and other insurance expenses; association membership dues; and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Fund. The Fund will also pay its allocable share of such extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Fund to indemnify its officers, Trustees, employees, distributors, and agents with respect thereto.

6.           The Fund shall pay to the Adviser, for all services rendered to the Fund by the Adviser hereunder, the fees set forth in Schedule A attached hereto. The net asset value of the Fund’s Shares as used herein shall be determined as provided in the Fund’s then current prospectus and statement of additional information and shall be calculated to the nearest 1/10th of one cent. The Adviser, in its sole discretion, may from time to time and for such periods as it deems appropriate reduce its compensation (and assume expenses) for the Fund.

7.           The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Adviser may retain for its records copies of the records so surrendered. The Adviser further agrees to arrange for the preservation of any such records for the periods prescribed by Rule 31a-2 under the 1940 Act.

8.           The Adviser shall at all times conform to, and act in accordance with, the Fund’s Agreement and Declaration of Trust, By-Laws and Registration Statement, as each may be amended from time to time, the instructions and directions of the Board, any requirements imposed by the provisions of the 1940 Act and the Advisers Act, all applicable rules and regulations of the SEC and all other applicable federal and state laws and regulations applicable to the Fund. Consequently, the Adviser has (i) adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and (ii) adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers and agents.

9.           The Adviser acknowledges that the Fund may disclose shareholder nonpublic personal information (“NPI”) to the Adviser solely in furtherance of fulfilling the Adviser’s contractual obligations under this Agreement in the ordinary course of business to support the Fund and its shareholders. The Adviser agrees to be bound to use and redisclose such NPI only for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous legally permitted purposes; and as a Fund service provider or in connection with joint marketing arrangements solely at the direction and discretion of the Fund, in accordance with the limited exceptions set forth in applicable state privacy laws and Regulation S-P. The Adviser further represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to insure the security and confidentiality of records and NPI of Fund shareholders; protect against any anticipated threats or hazards to the security or integrity of Fund shareholder records and NPI; and protect against unauthorized access to or use of such Fund shareholder records or NPI that could result in substantial harm or inconvenience to any Fund shareholder. The Adviser agrees to maintain the confidentiality of any NPI it receives from the Fund in connection with this Agreement or any joint marketing arrangement beyond the termination date of this Agreement.

10.           This Agreement shall begin for the Fund as of [               ], 2013 and shall continue in effect with respect to the Fund for the initial term ending on [August 31, 2014], unless sooner terminated as hereinafter provided, so long as this Agreement is approved for the Fund in the manner required by the 1940 Act and the rules and regulations thereunder. This Agreement shall continue in effect for successive periods of one year with respect to the Fund, unless the Adviser shall have notified the Fund in writing at least sixty (60) days prior to the end of the applicable term that it does not desire such continuation, but only so long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated at any time with respect to the Fund, without the payment of any penalty, by the Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser. This Agreement may not be assigned by the Adviser and shall automatically terminate in the event of any assignment. As used in this paragraph, the terms “assignment” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive guidance.

11.           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement on the part of the Adviser, the Adviser shall not be liable to the Fund or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security or other investment of the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund or any shareholder of the Fund may have under any federal securities or state law.

12.           With respect to the Fund, this Agreement may be amended only by an instrument in writing signed by the parties, with such approvals as required by applicable law.

13.           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.           The services of the Adviser to the Fund are not to be deemed exclusive and the Adviser shall be free to render similar services to others as long as its services to others does not in any way hinder, preclude or prevent the Adviser from performing its duties under this Agreement. In addition, nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a Trustee or officer of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

15.           This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or the rules and regulations promulgated pursuant to such respective Acts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereof.

BMO Lloyd George Frontier Markets Equity Fund		BMO Asset Management Corp.

By:	_________________________	By:	_________________________
Name:		Name:
Title:		Title:

SCHEDULE A

For all services rendered by the Adviser pursuant to the Agreement, the Fund shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered, an annual investment advisory fee calculated by applying 1.50% to the average daily net assets of the Fund.

The investment advisory fee shall accrue daily at the rate of 1/365th of the annual rate applied to the daily net assets of the Fund. The investment advisory fee so accrued shall be paid to the Adviser monthly.

Effective this [  ] day of [          ], 2013.

BMO Lloyd George Frontier Markets Equity Fund		BMO Asset Management Corp.

By:	_________________________	By:	_________________________
Name:		Name:
Title:		Title: